Exhibit 5.1

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E-Mail: dmclaughlin@cgsh.com

Coca-Cola FEMSA, S.A.B. de C.V.
Guillermo González Camarena No. 600
Centro de Ciudad Santa Fé
01210 México, D.F.
México

                 July 15, 2010

Re:  Coca-Cola FEMSA, S.A.B. de C.V. Registration Statement on Form F-4

Ladies and Gentlemen:

We have acted as your special United States counsel in connection with the above-referenced registration statement on Form F-4 (the “Registration Statement”) filed on the date hereof by Coca-Cola FEMSA, S.A.B. de C.V., a corporation (sociedad anónima bursátil de capital variable) organized under the laws of the United Mexican States (the “Company”), with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), in connection with the proposed offer to exchange (the “Exchange Offer”) up to U.S.$500,000,000 aggregate principal amount of 4.625% Senior Notes Due 2020 (the “Exchange Notes”) issued by the Company and registered under the Act for an equal principal amount of the Company’s outstanding 4.625% Senior Notes Due 2020 (the “Original Notes”).  The Exchange Notes will be issued pursuant to an indenture dated as of February 5, 2010 (the “Base Indenture”) between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), registrar, principal paying agent and transfer agent, as supplemented by a supplemental indenture, dated as of February 5, 2010 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Company, the Trustee and The Bank of New York Mellon (Luxembourg) S.A., as Luxembourg paying agent and transfer agent.

Coca-Cola FEMSA, S.A.B. de C.V., p. 2

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)        the Registration Statement;

(b)        an executed copy of the Indenture; and

(c)        the form of the Exchange Notes.

In addition, we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.  In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed and (ii) that the Exchange Notes will conform to the form thereof that we have reviewed and will be duly authenticated in accordance with the terms of the Indenture.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that when the Exchange Notes, in the form included in Exhibit 4.3 to the Registration Statement, have been duly executed by the Company and authenticated by the Trustee in accordance with the Indenture, and duly issued and delivered by the Company in exchange for an equal principal amount of Original Notes, the Exchange Notes will be the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable to general business entities with respect to such agreement or obligation), (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity and (c) such opinions are subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

We express no opinion as to the subject matter jurisdiction of any United States federal court to adjudicate any action relating to the Exchange Notes where jurisdiction based on diversity of citizenship under 28 U.S.C. § 1332 does not exist.

Coca-Cola FEMSA, S.A.B. de C.V., p. 3

In addition, we note (i) that the enforceability in the United States of the waiver by the Company of its immunities from court jurisdiction and from legal process, as set forth in the Indenture and the Exchange Notes, is subject to the limitations imposed by the United States Foreign Sovereign Immunities Act of 1976 and (ii) that the designation in Section 115 of the Original Indenture of the U.S. federal courts sitting in the Borough of Manhattan, The City of New York as the venue for actions or proceedings relating to the Base Indenture and the Exchange Notes is (notwithstanding the waiver in or pursuant to Section 115 of the Original Indenture) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. § 1404(a) or to dismiss such actions or proceedings on the grounds that such federal court is an inconvenient forum for such actions or proceedings.

We express no opinion as to the enforceability of Section 1009 of the Base Indenture providing for indemnification by the Company of the Trustee and the holders of securities issued under the Indenture against any loss in obtaining the currency due to the Trustee or such holders under the Indenture from a court judgment in another currency.

The foregoing opinions are limited to the federal law of the United States of America and the law of the State of New York.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm in the Registration Statement and the related prospectus under the headings “Taxation” and “Validity of the Exchange Notes.”  In giving this consent, we do not hereby admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term “expert” as used in the Act or the rules and regulations of the Commission thereunder.  We assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:  /s/     Duane McLaughlin
                Duane McLaughlin, a Partner